Exhibit 99.4
Consent to be Named as a Director
In connection with the filing by HighCape Capital Acquisition Corp. (the “Company”) of the Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.
Dated: August 3, 2020	/s/ Antony Loebel Antony Loebel